Exhibit 99.1

VERMILLION REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER 2010

OVA1TM TEST VOLUMES GREW 74% Q/Q IN THIRD QUARTER OF 2010

EXTENDS AGREEMENT FOR OVA1 WITH QUEST DIAGNOSTICS ON MORE FAVORABLE ECONOMICS

AUSTIN, Texas, November 11, 2010 – Vermillion, Inc. (Nasdaq:VRML), a molecular diagnostics company, today reported financial results for the third quarter ended September 30, 2010.Key milestones achievedsince our last quarterly conference call include:

•	Performed 1,973OVA1tests during the quarter, representing volume growth of 74.4% over the second quarter of 2010; we recognized product revenue from 1,250 tests in the third quarter of 2010

•

Extended Strategic Alliance agreement with Quest Diagnostics which includes a more favorable revenue split for Vermillion;payment will consist of a fixed upfront payment per test performed and a royalty based on Quest Diagnostics gross profit for OVA1

•	Achieved CE mark for OVA1, a requirement for marketing the test in the European Union

•	Presented OVA1 high sensitivity data by Dr. Fred Ueland, Markey Cancer Center, University of Kentucky at the 13th Annual International Gynecologic Cancer Society Meeting in Prague

•	Initiated an intended use study for our VASCLIR™ test for peripheral artery disease (PAD) in October;this study is designed toallow us to finalize the VASCLIR algorithm

•	Received a notice of allowance from the United States Patent and Trademark Office (USPTO) for our patent entitled “B2-microglobulin as a biomarker for peripheral artery disease”

•	Received$489,000 in Therapeutic Discovery Project tax credits, $244,479 for each of the OVA2TM and VASCLIR programs

“We are very pleased with our progress towards achieving multiple key strategic and operational milestones in the third quarter. Most importantly, our launch of OVA1 continues to show strong physician adoption, with a 74 percent increase in volume compared to the second quarter. We also extended our Strategic Alliance agreement with Quest Diagnostics to provide for more favorable payments terms. As the diagnostic industry leader, Quest Diagnostics is well positioned to continue to help us drive growth for the test with its installed physician client base. We look forward to building upon the success to date of our combined efforts to drive steady growth in adoption of OVA1. The 74% quarterly increase in the number of OVA1 tests performed reinforces the value proposition within the clinical community and reflects the success of our sales and marketing initiatives. However, given the time to implement these initiatives and a modification to our selling model, we are revising our 2010 guidance to 5,000-5,500 OVA1 tests performed,” said Gail S. Page, CEO and Chairperson of the Board of Directors of Vermillion. “The early indicators in the fourth quarter remain encouraging and we are confident in our ability to capture the long-term market opportunity.”

Based on calculating revenue under the 2005 agreement with Quest Diagnostics, total revenues for the third quarter of 2010 were $413,000 compared to none for the third quarter of 2009 and $344,000 for the second quarter of 2010. Revenues for the third quarter of 2010 included $114,000 from product sales of OVA1and $299,000 of license revenue related to the Company’s achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics. As of September 30, 2010, the Company’s cash and short-term investments totaled $25.3 million. The Company utilized $3.3 million in cash and cash equivalents during the third quarter and confirms previous guidance of $3-$4 million cash utilization during the fourth quarter.

Total operating expenses increased in the third quarter of 2010 to $4.0 million from $0.7 million in the same period last year. Operating expenses increased to $11.2 million for the first ninemonths of 2010, compared to $3.9 million in the same period in the previous year. These increases were primarily due to the Company’s emergence from Chapter 11 and its related cash and equity payments, investments in sales and marketing to establish the adoption of and reimbursement for OVA1, as well as significant efforts to bring current all periodic reports required by the Securities and Exchange Act of 1934. Operating expenses included $1.2 million and $3.4 million in non-cash stock-based compensation expense in the three and nine months ended September 30, 2010, respectively.

The Company’s net loss for the third quarter of 2010 was $2.7 million, compared to $11.0 million for the same period in 2009. Net loss for the third quarter of 2010 included non-cash expenses of approximately $1.2 million in stock-based compensation expense($828,000 related to the Debtor’s Incentive Plan) and $980,000in other incomeresulting from the fair value revaluation of common stock warrants. Basic and diluted net loss per share for the third quarter of 2010 was $0.26 per share based on 10.5 million weighted average shares outstanding, compared to a basic and diluted net loss of $1.72 per share based on 6.4 million weighted average shares outstanding for the same period in 2009.

For the nine months ended September 30, 2010, the Company reported a net loss of $15.0 million or $1.45per share, on a basic and diluted basis. This compares with a net loss of $15.6 million or $2.45 per share on a basic and diluted basis, for the same nine-month period in 2009. Net loss for the nine months ended September 30, 2010 included approximately $3.4 million in non-cash stock-based compensation expense, $4.4 million innon-cash other income resulting from the exercise and fair value revaluation of common stock warrants and $8.6 million in reorganization items. Reorganization items included an additional $1.9 million in non-cash stock-based compensation expense related to the Debtor’s Incentive Plan. Weighted average shares outstanding were 10.3 million and 6.4 million for the nine months ended September 30, 2010 and 2009, respectively.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1™

OVA1™ is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), B 2-Microglobulin (B 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion Inc. Additional information about OVA1™ can be found on the Web at www.ova-1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™ diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) limited track record of Vermillion in developing, and commercializing diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law. In addition, any financial information presented in this press release is unaudited and subject to adjustment following Vermillion’s internal review and quarterly processes as well as annual audit.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Ashish Kohli

akohli@vermillion.com

Tel: 312 909 4786

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Share Amounts)

(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$25,292	$3,440
Accounts receivable	261	—
Prepaid expenses and other current assets	605	454

Total current assets	26,158	3,894
Property and equipment, net	197	189
Long-term investments, at fair value	—	526
Other assets	12	—

Total assets	$26,367	$4,609

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,105	$2,227
Accrued liabilities	3,095	1,903
Accrued incentive plan with related parties	2,595	—
Debtor-in-possession loan with related party	—	400
Convertible senior notes	5,000	—
Deferred revenue	1,344	—

Total current liabilities	13,139	4,530
Long-term debt owed to related party	7,000	10,000
Warrant liability	304	5,659
Long-term deferred revenue	1,133	—
Liabilities subject to compromise	—	11,737
Other liabilities	311	—

Total liabilities	21,887	31,926
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at September 30, 2010 and December 31, 2009, respectively	—	—

Common stock, $0.001 par value, 150,000,000 shares authorized at September 30, 2010 and December 31, 2009; 10,416,085 and 7,918,705 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	10	8
Additional paid-in capital	299,124	252,196
Accumulated deficit	(294,495)	(279,475)
Accumulated other comprehensive loss	(159)	(46)

Total stockholders’ equity (deficit)	4,480	(27,317)

Total liabilities and stockholders’ equity	$26,367	$4,609

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
Product revenue	$114	$—	$159	$—
License revenue	299	—	671	—

Total revenue	413	—	830	—

Cost of sales:
Product	13	—	25	—

Total cost of sales	13	—	25	—

Gross margin	400	—	805	—

Operating expenses:
Research and development(1)	1,111	382	2,797	1,515
Sales and marketing(2)	1,025	7	1,751	420
General and administrative(3)	1,864	303	6,604	1,928

Total operating expenses	4,000	692	11,152	3,863

Loss from operations	(3,600)	(692)	(10,347)	(3,863)
Interest income	12	6	25	21
Interest expense	(117)	(434)	(375)	(1,375)
Change in fair value and gain from exercise of warrants, net	980	(9,494)	4,427	(9,473)
Reorganization items	(44)	(398)	(1,641)	(935)
Reorganization items - related party incentive plan	—	—	(6,932)	—
Debt conversion costs	—	—	(141)	—
Other income (expense), net	33	(3)	(36)	13

Loss before income taxes	(2,736)	(11,015)	(15,020)	(15,612)
Income tax expense	—	—	—	(11)

Net loss	$(2,736)	$(11,015)	$(15,020)	$(15,623)

Loss per share - basic and diluted	$(0.26)	$(1.72)	$(1.45)	$(2.45)

Weighted average common shares used to compute basic and diluted net loss per common share	10,495,324	6,394,119	10,345,995	6,387,354

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$283	$62	$788	$90
(2) Sales and marketing	26	5	51	15
(3) General and administrative	929	76	2,547	240

	$1,238	$143	$3,386	$345